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	CONTACT:	BOB READY OR
FOR IMMEDIATE RELEASE		RON STOWELL
DATE: OCTOBER 21, 2010		(513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE FIRST QUARTER ENDED SEPTEMBER 30, 2010,
AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Cincinnati, OH; October 21, 2010 – LSI Industries Inc. (NASDAQ:  LYTS) today:

•	reported first quarter net sales of $79,851,000, an increase of 18% as compared to the same period of the prior fiscal year;

•	reported first quarter net income of $4,268,000 or $0.18 per share, as compared to net income of $1,637,000 or $0.07 per share for the same period of the prior fiscal year; and

•	declared a regular quarterly cash dividend of $0.05 per share payable November 9, 2010 to shareholders of record November 2, 2010;

Financial Highlights
(In thousands, except per
share data; unaudited)

	Three Months Ended September 30
	2010	2009	% Change
Net Sales	$79,851	$67,676	18.0%

Operating Income	$6,622	$2,497	165.2%

Net Income	$4,268	$1,637	160.7%

Earnings Per Share (diluted)	$0.18	$0.07	157.1%

	9/30/10	6/30/10
Working Capital	$77,402	$73,568
Total Assets	$176,182	$173,845
Long-Term Debt	$1,091	$1,099
Shareholders’ Equity	$147,646	$144,218

LSI Industries Inc. Fiscal 2011 Results
October 21, 2010

First Quarter Fiscal 2011 Results

Net sales in the first quarter of fiscal 2011 were $79,851,000, an increase of 18.0% over last year’s first quarter net sales of $67,676,000.  Lighting Segment net sales increased 19.8% to $47,475,000 (sales to national accounts and niche markets increased 31.2% and sales to the Commercial / Industrial lighting market increased 10.4%), Graphics Segment net sales increased 18.1% to $26,087,000, Electronic Components Segment net sales increased 41.0% to $4,564,000 and net sales of the All Other Category decreased 36.1% to $1,725,000.  The fiscal 2011 first quarter net income of $4,268,000 or $0.18 per share, compares to a fiscal 2010 first quarter net income of $1,637,000, or $0.07 per share.  First quarter fiscal 2010 results included pre-tax expenses of acquisition deal costs of $513,000 and an acquisition-related fair value inventory adjustment of $526,000 related to purchase accounting requirements of LSI ADL Technology’s finished goods and work-in-process inventory.  Earnings per share represents diluted earnings per share.

Reportable Business Segments

The Company made two changes to its reportable business segments in fiscal 2011.  The Technology Segment was reclassified into the All Other Category because there were no quantitative measures or qualitative factors that required the operating results of LSI Saco Technology to be reported as a separate business segment.  The Company also reclassified its Corporate Administration expense out of the All Other Category and into a separate line item in the business segment disclosures.  These changes were made for all reported periods in the financial information presented, and they had no impact on the Company’s consolidated results.

Company Comments

Robert J. Ready, President and Chief Executive Officer, commented, "In LSI Industries' year-end press release and letter to shareholders in the Annual Report for fiscal 2010, I reported to you in some detail on the various actions taken in connection with our theme of ‘preparation and change.’ I also remarked that our overall strategic growth vision had not wavered as LSI continues its commitment to developing new product technologies for its markets while maintaining and growing its world class lighting and graphics capabilities. I stated ‘The potential of LSI Industries resides in how we think about our long-term growth strategies while we employ short-term oriented tactics and actions to cut costs, improve efficiencies, and remain financially sound.’  Finally, I commented that LSI was well positioned to capitalize on an improving economy and the markets served.

“I am pleased to report that we are now beginning to reap the benefits of our ‘preparation and change’ work as evidenced by the operating results achieved for the fiscal 2011 first quarter ended September 30, 2010.  On an increase in net sales of 18%, net income increased 88% over the same period of the prior year (after disregarding acquisition related costs incurred in the first quarter of fiscal 2010).  While we are proud of the increase in sales, we also believe these operating results demonstrate that LSI is being operated on a very efficient basis and will enjoy favorable operating leverage to its earnings as net sales increase.

“Looking forward we are optimistic about our continued growth in solid-state LED lighting.  Our recently introduced Crossover® Generation 3 product line has been very well received and is a market leader resulting in increasing unit sales and a broader customer base.  Lighting solutions geared to energy reduction are popular in all markets and we have a number of new products that will be released during the second quarter of this fiscal year that will continue to fuel the growth of our advanced fluorescent and solid-state LED products.  LSI continues to lead the way in advanced energy-efficient lighting and graphics products.  We believe we also made very good progress in the establishment of a distribution channel to the European and Middle East markets for our solid-state LED lighting products and have obtained nearly all required European product certifications.  This is expected to lead to sales growth in new markets for LSI in the near future.

LSI Industries Inc. Fiscal 2011 Results
October 21, 2010

“In summary, we are off to a strong start in fiscal 2011.  LSI is well positioned to capitalize on sales opportunities in our niche and general markets with advanced lighting and graphics products and services.  I look forward to keeping you posted on our progress and important developments as the fiscal year unfolds.  As a reminder, LSI will be holding its Annual Shareholder Meeting on November 18, 2010.  We cordially invite shareholders to attend."

Balance Sheet

The balance sheet at September 30, 2010 included current assets of $102.2 million, current liabilities of $24.8 million and working capital of $77.4 million.  The current ratio was 4.12 to 1.  The Company has shareholders’ equity of $147.6 million, $1.1 million of long-term debt, and has borrowing capacity on its commercial bank facilities as of September 30, 2010 of $35 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $35 million in credit facilities, LSI Industries believes its financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share payable November 9, 2010 to shareholders of record as of November 2, 2010.  The indicated annual cash dividend rate for fiscal 2011 is $0.20 per share.  LSI Industries has paid regular cash dividends since 1989.  The declaration and amount of any cash and stock dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments and opportunities, including acquisitions.

Non-GAAP Financial Measures

This press release includes adjustments to the GAAP net income for the three month period ended September 30, 2009.  Adjusted net income and earnings per share, which excludes the impact of the LSI ADL Technology acquisition deal costs and acquisition-related fair value inventory adjustment is a non-GAAP financial measure.  We believe that it is useful as a supplemental measure in assessing the operating performance of our business.  This measure is used by our management, including our chief operating decision maker, to evaluate business results.  We exclude these non-recurring items because they are not representative of the ongoing results of operations of our business.  Below is a reconciliation of this non-GAAP measure to net income for the period indicated, excluding the acquisition related costs.

(in thousands, except per share data; unaudited)

	First Quarter
	FY 2011	Diluted EPS	FY 2010	Diluted EPS
Reconciliation of net income to adjusted net income:

Net income as reported	$4,268	$0.18	$1,637	$0.07

Adjustment for the acquisition deal costs and acquisition-related fair value inventory adjustment, inclusive of the income tax effect	--	--	634	0.03

Adjusted net income and earnings per share	$4,268	$0.18	$2,271	$0.10

LSI Industries Inc. Fiscal 2011 Results
October 21, 2010

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties over which the Company may have no control.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, potential costs associated with litigation and regulatory compliance, reliance on key customers, financial difficulties experienced by customers, the cyclical and seasonal nature of our business, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs whether as a result of uncertainties inherent in tax and accounting matters or otherwise, unexpected difficulties in integrating acquired businesses, the ability to retain key employees of acquired businesses, unfavorable economic and market conditions, and the results of asset impairment assessments.  You are cautioned to not place undue reliance on these forward-looking statements.  In addition to the factors described in this paragraph, the risk factors identified in our Form 10-K and other filings the Company may make with the SEC constitute risks and uncertainties that may affect the financial performance of the Company and are incorporated herein by reference.  The Company does not undertake and hereby disclaims any duty to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

LSI Industries Inc. is an Image Solutions company, dedicated to advancing solid-state LED technology in lighting and graphics applications.  We combine integrated technology, design, and manufacturing to supply high quality, environmentally friendly lighting fixtures and graphics elements for commercial, retail and specialty niche market applications.  LSI is a U.S. manufacturer with marketing / sales efforts throughout the world with concentration currently on North American, Latin American, Australian, New Zealand, Asian, European and Middle Eastern markets.

Building upon its success with its Crossover® LED lighting fixtures and SmartVision® solid-state LED video boards, LSI is committed to producing affordable, high performance, energy efficient lighting and graphic products for indoor and outdoor use.  We have a vast offering of innovative solutions for virtually any lighting or graphics application.  Further, we can provide design support, engineering, installation and project management for custom graphics rollout programs for today’s retail environment.

LSI’s major markets are the commercial / industrial lighting, petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  LSI employs approximately 1,500 people in facilities located in Ohio, New York, North Carolina, Kansas, Kentucky, Rhode Island, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.  More information on LSI’s quarterly earnings, including additional financial analysis and an earnings overview presentation, will also be available at this site after the Investor Call to be held at 3:00 p.m. Eastern Time today.

LSI Industries Inc. Fiscal 2011 Results
October 21, 2010

Condensed Statements of Operations

(in thousands, except per
 share data; unaudited)

	Three Months Ended September 30
	2010	2009
Net sales	$79,851	$67,676
Cost of products & services sold	59,229	51,079
Gross profit	20,622	16,597

Selling and administrative expenses	14,000	14,100

Operating income	6,622	2,497

Interest expense, net	22	34

Income before income taxes	6,600	2,463

Income tax expense	2,332	826

Net income	$4,268	$1,637

Income per common share
Basic	$0.18	$0.07
Diluted	$0.18	$0.07

Weighted average common shares outstanding
Basic	24,281	23,683
Diluted	24,289	23,688

Condensed Balance Sheets
(in thousands, unaudited)

	September 30, 2010	June 30, 2010
Current Assets	$102,204	$99,411
Property, Plant and Equipment, net	45,092	44,911
Other Assets	28,886	29,523
	$176,182	$173,845

Current Liabilities	$24,802	$25,843
Long-Term Debt	1,091	1,099
Other Long-Term Liabilities	2,643	2,685
Shareholders’ Equity	147,646	144,218
	$176,182	$173,845